Exhibit 24

POWER OF ATTORNEY

Each director and officer of Rocky Brands, Inc., an Ohio corporation (the “Company”), whose signature appears below hereby appoints Jason Brooks and Curtis A. Loveland, or either of them, as his attorney-in-fact, to sign, in his name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2025, and likewise to sign and file any amendments, including post-effective amendments, to the Annual Report, and the Company hereby also appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Annual Report and any amendments thereto in its name and behalf, each such person and the Company hereby granting to such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that such attorney-in-fact or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have executed this Power of Attorney, in counterparts if necessary, effective as of March 11, 2026.

DIRECTORS/OFFICERS:

Signature	Title

/s/ Jason S. Brooks	Chairman, President and Chief Executive Officer
Jason S. Brooks	(Principal Executive Officer)

/s/ Thomas D. Robertson	Chief Financial Officer, Chief Operating Officer and Treasurer
Thomas D. Robertson	(Principal Financial and Accounting Officer)

/s/ Curtis A. Loveland	Assistant Secretary and Director
Curtis A. Loveland

/s/ Michael L. Finn	Director
Michael L. Finn

/s/ Robyn R. Hahn	Director
Robyn R. Hahn

/s/ G. Courtney Haning	Lead Director
G. Courtney Haning

/s/ William L. Jordan	Director
William L. Jordan

/s/ Robert B. Moore, Jr.	Director
Robert B. Moore, Jr.

/s/ Dwight E. Smith	Director
Dwight E. Smith

/s/ Tracie A. Winbigler	Director
Tracie A. Winbigler